Exhibit (a)(1)(a)

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “AXXES PRIVATE MARKETS FUND”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JULY, A.D. 2022, AT 12:22 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
6913133 8100 SR# 20222988814	Authentication: 203916076
You may verify this certificate online at corp.delaware.gov/authver.shtml	Date: 07-14-22

CERTIFICATE OF TRUST

OF

AXXES PRIVATE MARKETS FUND

THIS CERTIFICATE OF TRUST of Axxes Private Markets Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.         Name. The name of the statutory trust formed by this Certificate of Trust is Axxes Private Markets Fund.

2.         Delaware Trustee. The name and address of the trustee of the Trust whose is a resident of place of the State of Delaware are Donald J. Puglisi, c/o Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

3.         Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Joseph DaGrosa, Jr.
Joseph DaGrosa, Jr., not in his individual capacity but solely as trustee

/s/ Donald J. Puglisi
Donald J., Puglisi, not in his individual capacity
but solely as Delaware Trustee

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:22 PM 07/14/2022

FILED 12:22 PM 07/14/2022

SR 20222988814 - File Number 6913133